Exhibit 99.(a)(8)

Crystal River Capital, Inc.

Three World Financial Center

200 Vesey Street, 10th Floor

New York, New York 10281-1010

FOR IMMEDIATE RELEASE

FRIDAY, JULY 30, 2010

Acquisition of Crystal River Capital Closes

New York, NY — July 30, 2010 — Crystal River Capital, Inc. (OTC.BB:CYRV) today announced that it has closed its previously-announced merger agreement with Brookfield Asset Management Inc. pursuant to which Brookfield acquired all the outstanding common stock of Crystal River that Brookfield did not already own for cash at a price of $0.60 per share. The merger was approved at the Crystal River stockholders meeting held on July 30, 2010.

About Crystal River

Crystal River Capital, Inc. is a specialty finance REIT. Crystal River is invested in commercial real estate, real estate loans, and real estate-related securities, such as commercial and residential mortgage-backed securities.

Company Contact:

Crystal River Capital, Inc.

Jody Sheu

(212) 549-8346

jsheu@crystalriverreit.com

[CRZ-G]